Consent of Independent Certified Public Accountants


Golden Northwest Aluminum, Inc.
The Dalles, Oregon


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 16, 1999 relating to the consolidated financial statements of Golden Northwest Aluminum, Inc. and Subsidiaries; and our report dated July 31, 1998 relating to the statements of income and cash flows of Goldendale Smelter Division of Columbia Aluminum Company; and our report dated January 29, 19999 relating to the consolidated financial statements of Goldendale Holding Company and Subsidiary; and our report dated February 8, 1999 relating to the combined financial statements of Northwest Aluminium Company and Northwest Aluminum Specialties, Inc. which are contained in this Registration Statement.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Seidman, LLP

Spokane, Washington
April 20, 1999